Newmark Reports Third Quarter 2023 Financial Results 1
NEW YORK - November 1, 2023 - Newmark Group, Inc. (Nasdaq: NMRK) ("Newmark" or "the Company"), a leading commercial real estate adviser and service provider to large institutional investors, global corporations, and other owners and occupiers, today reported its financial results for the three and nine months ended September 30, 2023, and declared a quarterly dividend.

Comments from Barry M. Gosin, Chief Executive Officer of Newmark[1]
"Newmark’s strategy of attracting, retaining, and empowering the industry’s best talent resulted in significant market share gains in leasing and capital markets during the quarter. Clients increasingly seek our advice to help navigate the challenging environment and respond to shifting market dynamics. Our deep bench of world-class professionals in all major verticals across our expanding global footprint has enabled us to outpace the industry. We also generated double-digit growth in our recurring businesses during the quarter, as we continue to expand our property management and Global Corporate Services businesses, as well as our higher margin servicing and asset management platforms.
"We significantly outperformed our full service peers in the record market of 2021, and also expect to outperform our peers in the challenging 2023 market. Our model has proven to be resilient and successful across the cycles, and we expect to continue outpacing the industry in the fourth quarter of 2023 by generating double-digit growth in revenues, Adjusted Earnings per share, and Adjusted EBITDA. We also expect to produce full-year Adjusted EBITDA between $375 and $400 million and Adjusted Earnings per share of $1.02 to $1.09. Our strong incremental margins will drive significant revenue and earnings outperformance when industry capital markets volumes recover."

SELECT RESULTS COMPARED WITH THE YEAR-EARLIER PERIOD2

Highlights of Consolidated Results (USD millions, except per share data)	3Q23	3Q22	Change	YTD 2023	YTD 2022	Change
Total Revenues	$616.3	$664.6	(7.3)%	$1,722.9	$2,098.2	(17.9)%
GAAP income (loss) before income taxes and noncontrolling interests ("GAAP pre-tax income")	22.5	51.2	(56.0)%	21.1	136.1	(84.5)%
GAAP net income for fully diluted shares	14.1	37.7	(62.6)%	8.3	100.5	(91.7)%
GAAP net income per fully diluted share	0.06	0.15	(60.0)%	0.03	0.41	(92.7)%
Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	77.8	105.8	(26.5)%	168.9	356.9	(52.7)%
Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	65.9	85.0	(22.5)%	144.4	288.5	(50.0)%
Post-tax Adjusted Earnings per share ("Adjusted Earnings EPS")	0.27	0.35	(22.9)%	0.59	1.16	(49.1)%
Adjusted EBITDA ("AEBITDA")	96.3	122.5	(21.4)%	232.1	408.5	(43.2)%
RECENT HIGHLIGHTS3
–On October 2, 2023, the FDIC closed on the sale of $18.5 billion of 201 Signature Bridge Bank loans made to private equity funds (representing the fund banking loan portfolio). Newmark served as adviser to the FDIC.
–On September 5, 2023, the FDIC announced the sale of the final $33.2 billion of Signature Bridge Bank loans (representing the Commercial Real Estate loan portfolio), which is currently expected to close before year-end. Newmark serves as adviser to the FDIC.
–The Company increased recurring revenues from Management services, servicing fees, and other by 14.1% year-on-year in the third quarter. These businesses represented approximately 40% of Newmark's top line over the trailing twelve months, compared with 24% in 2017 (the year of the Company's IPO).
–On August 10, 2023, Newmark entered into a $420 million Delayed Draw Term Loan Credit Agreement (the “Credit Agreement”) to repay a portion of the principal and interest related to the Company’s $550 million 6.125% Senior Notes due November 15, 2023 (the “Senior Notes”).
–The Company generated $89.1 million of Net cash provided by operating activities excluding loan originations and sales, received $105.5 million from the redemption of a joint venture interest, and used a portion of those funds to reduce Newmark’s outstanding Revolving Credit Facility by $170 million during the quarter.
1 Unless otherwise stated, all financial results and volume figures in this document compare the third quarter of 2023 with the year-earlier period. For more on (i) year-to-date acquisitions and hires, (ii) any economic or industry data referenced herein and (iii) the historical and expected outperformance versus the peers, please see the section of this document titled "Other Useful Information". See also “Timing of Outlook for Certain GAAP and Non-GAAP Items” for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort.
2 U.S. Generally Accepted Accounting Principles or “GAAP”. See the sections of this document including, but not limited to, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, and “Reconciliation of GAAP Net Income (loss) to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including any footnotes to these sections, for the complete and/or updated definitions of these and other non-GAAP terms and how, when and why management uses them, and the differences between results under GAAP and non-GAAP for the periods discussed herein. For more information about receipt of shares from Nasdaq, Inc. (“Nasdaq”) and the Impact of Nasdaq, see the section of this document titled "Other Useful Information". Please also see the table titled "Reconciliation of GAAP pre-tax income to GAAP pre-tax income excluding other income".
3 The FDIC is acting in its capacity as Receiver for Signature Bridge Bank, N.A. For more on this and "Recent Highlights", please see "Other Useful Information".

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–Newmark served as a lead advisor to Blackstone Real Estate Income Trust on the sale of their previously announced $2.2 billion self-storage portfolio to Public Storage, which closed on September 13, 2023.
–The Company raised $500 million from an institutional investor on behalf of Envision Cold ("Envision") to capitalize a new cold storage operating and development company. The investment allows Envision to acquire and develop over $1.5 billion of cold storage assets. Newmark advised on the equity raise and formation of this new company.
–Newmark closed the sale-leasebacks of Novae Corp.’s nine-property, 754,795-square-foot, 238-acre industrial portfolio spanning five U.S. states.
ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables include revenues, earnings, and other metrics for periods from 2018 through the third quarter of 2023. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On October 31, 2023, Newmark's Board of Directors (the "Board") declared a qualified quarterly dividend of $0.03 per share payable on December 6, 2023, to Class A and Class B common stockholders of record as of November 22, 2023. The ex-dividend date will be November 21, 2023.
REVENUE ANALYSIS4

Consolidated Revenues (USD millions)	3Q23	3Q22	Change	YTD 2023	YTD 2022	Change
Fees from management services, servicing, and other	$179.8	$159.1	13.0%	$501.8	$475.6	5.5%
Pass through revenues	73.9	63.2	16.9%	204.9	213.6	(4.1)%
Management services, servicing fees, and other	253.7	222.4	14.1%	706.7	689.2	2.5%
Leasing and other commissions	203.3	219.9	(7.6)%	600.2	631.7	(5.0)%
Investment sales	94.7	131.7	(28.1)%	244.3	492.9	(50.4)%
Fees from commercial mortgage origination, net	43.6	63.2	(31.1)%	113.6	196.1	(42.1)%
OMSR revenues	21.0	27.4	(23.3)%	58.1	88.4	(34.2)%
Commercial mortgage origination, net	64.6	90.6	(28.8)%	171.7	284.5	(39.6)%
Total revenues	616.3	664.6	(7.3)%	1,722.9	2,098.2	(17.9)%
Fees from management services, servicing, and other grew by 13.0% year-on-year. This improvement was led by the addition of Gerald Eve and growth from Newmark's high margin servicing and asset management business, as well as improvement in GCS fees. Newmark expects its recurring businesses to continue generating double-digit growth in the fourth quarter.
Leasing revenues declined 7.6% in the quarter and 5.0% year-to-date. This performance outpaced mid-teen declines in industry-wide leasing activity, reflecting Newmark’s strength in industrial and retail. The Company's higher margin investment sales and mortgage brokerage businesses gained significant market share in the quarter versus the respective declines of 53% and 51% in U.S. investment sales and commercial/multifamily origination volumes. Based on its current pipeline, Newmark expects its leasing and capital markets businesses to continue to outpace the industry in the fourth quarter.
4 Newmark's fee revenues declined by 9.2% to $521.3 million in the third quarter of 2023. See the section of this document titled "Certain Revenue Terms Defined" for more information on various revenue terms shown above and throughout this document, including the definitions of "Fee revenues", "commission-based" Fees from management services, servicing, and other", Pass through revenues, and "OMSR revenues".

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CONSOLIDATED EXPENSES5

Consolidated Expenses (USD millions)	3Q23	3Q22	Change	YTD 2023	YTD 2022	Change
Compensation and employee benefits under GAAP	$371.3	$388.9	(4.5)%	$1,046.5	$1,198.1	(12.7)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	29.5	44.1	(33.0)%	84.8	103.0	(17.6)%
Non-compensation expenses under GAAP	188.6	173.0	9.0%	549.9	535.5	2.7%
Total expenses under GAAP	589.4	606.0	(2.7)%	1,681.3	1,836.6	(8.5)%
Pass through compensation expenses under GAAP	37.9	37.1	2.2%	111.6	110.7	0.8%
Other compensation and employee benefits	330.4	351.3	(6.0)%	931.1	1,084.9	(14.2)%
Compensation and employee benefits for Adjusted Earnings	368.3	388.4	(5.2)%	1,042.7	1,195.6	(12.8)%
Pass through non-compensation expenses under GAAP	36.0	26.1	37.9%	93.3	102.9	(9.4)%
Other non-compensation expenses	111.3	109.8	1.4%	349.5	330.8	5.7%
Non-compensation expenses for Adjusted Earnings	147.3	135.9	8.4%	442.8	433.7	2.1%
Total expenses for Adjusted Earnings	515.6	524.4	(1.7)%	1,485.4	1,629.3	(8.8)%
The decrease in compensation expenses reflects lower variable compensation that correlates with commission-based revenues, partially offset by expenses related to acquired companies and the addition of revenue-generating professionals. The increase in non-compensation expenses included a $9.8 million rise in pass through costs that equaled their related revenues. Additionally, the change in non-compensation expenses for Adjusted Earnings reflects an $11.4 million increase in costs related to acquired companies and other non-compensation items tied to incremental revenues. These non-compensation changes were largely offset by cost-savings initiatives. Excluding pass through items, total expenses for GAAP and Adjusted Earnings declined by 5.0% and 4.2%, respectively.
Newmark has completed its previously announced $50 million annualized fixed cost reduction target and is increasing the savings target to $75 million. The Company expects to complete the additional $25 million of annualized savings by the second quarter of 2024.
TAXES AND NONCONTROLLING INTEREST6

Taxes And Noncontrolling Interest (USD millions)	3Q23	3Q22	Change	YTD 2023	YTD 2022	Change
GAAP provision (benefit) for income taxes	$8.4	$13.3	(37.1)%	$12.0	$35.7	(66.4)%
Provision for income taxes for Adjusted Earnings	12.2	20.1	(39.3)%	25.9	67.8	(61.8)%
Net income (loss) attributable to noncontrolling interests for GAAP	4.2	9.9	(57.7)%	3.0	23.6	(87.2)%
Net income (loss) attributable to noncontrolling interests for Adjusted Earnings	(0.3)	0.6	(145.8)%	(1.4)	0.6	(353.6)%
Taxes and net income attributable to noncontrolling interests generally move in tandem with the Company's earnings.
CONSOLIDATED SHARE COUNT7

Consolidated Share Count (shares in millions)	3Q23	3Q22	Change	YTD 2023	YTD 2022	Change
Fully diluted weighted-average share count under GAAP	247.2	243.5	1.5%	243.9	248.1	(1.7)%
Fully diluted weighted-average share count for Adjusted Earnings	247.2	243.5	1.5%	243.9	248.1	(1.7)%
The Company repurchased 2.8 million shares for $18.9 million during the third quarter and 5.1 million shares for $32.3 million in the first nine months of 2023. As of September 30, 2023, Newmark had $360.0 million remaining under its share repurchase and unit redemption authorization.
5 Newmark's Pass through compensation and non-compensation expenses are the same for GAAP and non-GAAP results for all periods. Newly hired generating professionals have historically incurred certain costs immediately but have taken between 6 and 18 months to reach full productivity. Additionally, the borrowing rates on the Company's warehouse facilities are based on short-term SOFR plus applicable margins. Separately, see “Non-GAAP Financial Measures” for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) affect non-GAAP results. Newmark's expense reduction targets are based on the Company's annualized run-rate as of the third quarter of 2022, and therefore exclude the impact of any subsequent acquisitions and hires of revenue-generating professionals.
6 The other income table can now be found later in this document.
7 "Spot” may be used interchangeably with the end-of-period share count. Please see the Company's quarterly financial results presentations for information on its spot share count for the relevant periods. Newmark's fully diluted share count moves in tandem with its stock price over a given period, all else equal, due to the treatment of RSUs under the treasury stock method. In addition, the fully diluted weighted-average share count under GAAP may differ in certain periods from the fully diluted weighted-average share count for Adjusted Earnings to avoid anti-dilution, which also impacts GAAP net income for fully diluted shares.

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SELECT BALANCE SHEET DATA8

Select Balance Sheet Data (USD millions)	September 30, 2023	December 31, 2022
Cash and cash equivalents	$143.3	$233.0
Total corporate debt	$604.7	$547.8
Total Equity	$1,513.7	$1,541.4
The changes from year-end 2022 reflect cash generated by the business, cash received from the redemption of a joint venture, and $55 million of borrowings under Newmark's revolving credit facility. This was offset by the acquisition of Gerald Eve, investments in new hires under long-term contracts, $32.3 million of share repurchases, other normal movements in working capital, and capital expenditures. As of September 30, 2023, Newmark's net leverage was 1.4 times. The Company expects to repay its Senior Notes by borrowing $420 million under its recently announced Credit Agreement and the remainder from its Revolving Credit Facility.
OUTLOOK FOR 20239
The Company's updated guidance for full year revenues and Adjusted EBITDA reflects the continued impact of the current interest rate environment. Newmark is also introducing Adjusted EPS outlook, as shown below.

Metric	4Q 2023 Guidance	4Q 2022 Actual	YoY Change	FY 2023 Guidance	FY 2022 Actual	YoY Change
Total Revenues (millions)	$692 - $742	$607.3	14% - 22%	$2,415 - $2,465	$2,705.5	(11% - 9%)
Adjusted EBITDA (millions)	$143 - $167	$102.2	40% -63%	$375 - $400	$510.7	(27% - 22%)
Adjusted Earnings Tax Rate	14% - 16%	9.3%		14% - 16%	17.1%
Adjusted Earnings Per Share	$0.42 - $0.49	$0.32	31% - 53%	$1.02 - $1.09	$1.49	(32% - 27%)
Newmark had previously anticipated full year 2023 total revenues and Adjusted EBITDA of approximately $2,500 million and $425 million, respectively, and a non-GAAP tax rate of between 14% and 17%. Newmark expects its fourth quarter and full year 2023 Fully diluted weighted-average share count for Adjusted Earnings to be approximately 250 million and 246 million, respectively. The Company's guidance excludes the potential impact of additional share repurchases or any material future acquisitions.
CONFERENCE CALL AND INVESTOR PRESENTATION
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following sites:
http://ir.nmrk.com or https://event.webcasts.com/starthere.jsp?ei=1636699&tp_key=04667f24d5
Participants who cannot access the webcast are strongly encouraged to pre-register for the conference call to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the Pre-registration link on Newmark’s Investor Relations website, http://ir.nmrk.com, or by navigating to the registration page at:
https://event.webcasts.com/starthere.jsp?ei=1636699&tp_key=04667f24d5
A webcast replay of the conference call is expected to be accessible at the same websites within 24 hours of the live call and will be available for 365 days following the call. The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers. Participants who cannot access the webcast are strongly encouraged to pre-register to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on Newmark's Investor Relations website, or by navigating to:
https://event.webcasts.com/starthere.jsp?ei=1636699&tp_key=04667f24d5
After pre-registering, you will receive your access details via email. Participants who do not listen to the webcast or who have not pre-registered may join the call using the following information. Please note that those who do not pre-register may experience greater than normal wait times before being able to join the live call.
8 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Total corporate debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity”, when shown, excludes marketable securities that have been financed. Unlike certain other companies' definition of liquidity, Newmark's does not include the value of its undrawn revolving credit line(s). See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. "Net debt", when used, is defined as total debt, net of cash or, if applicable, total liquidity, while "net leverage", when used, equals net debt divided by trailing twelve month Adjusted EBITDA. See also "Cash generated by the business" under "Other Useful Information" for more on this analytic.
9 See “Timing of Outlook for Certain GAAP and Non-GAAP Items” for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort.

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LIVE CONFERENCE CALL DETAILS

Date – Start Time:	11/1/2023 at 10:00 a.m. ET
U.S. Dial In:	888-394-8218
UK Toll Free	0800-279-0425
International Dial In (Toll):	+1-646-828-8193
Confirmation Code:	8483009
Webcast Link	event.webcasts.com/starthere.jsp?ei=1636699&tp_key=04667f24d5
REPLAY

Available From – To:	11/1/2023 at 1:00 p.m. ET – 1/11/2024 at 11:59 p.m. ET
Replay Link	event.webcasts.com/starthere.jsp?ei=1636699&tp_key=04667f24d5
CERTAIN REVENUE TERMS DEFINED
Fee and non-fee revenues
The Company’s total revenues include certain management services revenues that equal their related expenses. These revenues represent fully reimbursable compensation and non-compensation costs recorded as part of Newmark's Global Corporate Services ("GCS") and Property Management businesses. Such revenues therefore have no impact on the Company's GAAP or Non-GAAP earnings measures and may be referred to as "Pass through revenues". The amounts recorded as pass through revenues are also recorded as "pass through expenses". Newmark's total revenues also include non-cash gains with respect to originated mortgage servicing rights (“OMSRs”), which represent the fair value of expected net future cash flows from servicing recognized at commitment, net. Such non-cash gains may also be called "OMSR revenues." Newmark may also refer to Pass through revenues and OMSR revenues together as “non-fee revenues”, and the remainder of its total revenues as "fee revenues".
Commission-based revenues
"Commercial mortgage origination, net" includes origination fees related to Newmark's multifamily GSE/FHA10 business and fees from commercial mortgage brokerage and loan sale advisory (together, "Fees from commercial mortgage origination, net"), and includes all OMSR revenues. Revenues from Investment sales and mortgage brokerage transactions may together be referred to as "capital markets". Newmark's "commission-based" revenues include Leasing and other commissions, Investment sales, fees from commercial mortgage origination, net, and Valuation and Advisory. In these businesses, revenue generating professionals earn a substantial portion or all their compensation based on their production. Commission-based revenues exclude OMSR revenues because Newmark does not compensate its producers based on this non-cash item.
Recurring revenues
"Servicing and other revenues" may be called Newmark's "servicing business" and includes servicing fees (other than those related to Spring11), interest income on loans held for sale, escrow interest, and yield maintenance fees, which all relate primarily to Newmark's multifamily GSE/FHA business. "Management services, servicing fees, and other" (which may also be referred to as "recurring revenues" or "recurring businesses") includes all pass through revenues, as well as fees from Newmark's servicing business, GCS, Property Management, its flexible workspace platform, and Valuation & Advisory, as well as Spring11. "Fees from management services, servicing, and other" are revenues from these same recurring businesses excluding Pass through revenues.
Additional details on current and historical amounts for Newmark's revenues are available in the Company's quarterly supplemental Excel tables.
OTHER USEFUL INFORMATION
The Impact of Nasdaq
The receipt of shares from Nasdaq may also be referred to as the “Earn-out”. In the second quarter of 2021, Newmark recorded a gain of $1,093.9 million related to the final Earn-out, based on the June 30, 2021, closing price of $175.80. Between that date and March 31, 2022, the Company sold 100% of these shares, which contributed to gains in the second through fourth quarters of 2021 and a loss in the first quarter of 2022, all recorded as part of GAAP other income or loss. In aggregate, Newmark sold its Nasdaq stock over this timeframe for the effective price of $180.66 per share, resulting in cumulative proceeds of $1,124.1 million and an additional net gain of $30.2 million.11
For additional information about the Earn-out and related monetization transactions (the “Nasdaq Forwards”), which were a component of GAAP other income for certain periods from the third quarter of 2017 through the first quarter of 2022, see the
10 See "Industry Volumes" for a definition of these acronyms.
11 The effective price per share of Nasdaq was: (a) the sum of all realized gains related to the 6,222,340 shares from June 30, 2021, through March 31, 2022, divided by (b) that number of shares. These realized gains included all proceeds related to open market sales, hedging transactions, and dividends paid to Nasdaq stockholders. The numerator used to calculate the effective price also reflected the 944,329 shares the Company used to settle the 2021 and 2022 Nasdaq Forwards, based on a price of $176.36 per share. Excluding these 944,329 shares, the effective price was $181.43 per share. All Nasdaq closing prices are nominal as of those dates and not adjusted for any subsequent dividends. Please see the slide titled "Cumulative Nasdaq GAAP Gains from June 30, 2021 through 1Q2022" in Newmark's first quarter 2022 Financial Results presentation on its investor relations website for further details.

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sections of the Company’s most recent SEC filings on Form 10-Q or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings.
The 2021 Equity Event
The "Impact of the 2021 Equity Event" is defined in the section of this document called "Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA" under “Non-GAAP Financial Measures”. For additional details on how the 2021 Equity Event impacted share count, cash flow, and GAAP expenses, see the section of the Company's second quarter 2021 financial results press release titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" and the related SEC filing on Form 8-K, as well as any subsequent disclosures in filings on Forms 10-Q and/or 10-K.
Newmark and Peer Expected Growth
Newmark's publicly traded full service peers for this purpose are U.S. tickers CBRE, CIGI, CWK, and JLL. Its overall peer group also includes U.S. tickers MMI and WD, as well as U.K. ticker SVS. The latter is only included in full year comparisons as they do not report quarterly results. Newmark grew its total revenues and Adjusted EBITDA faster than (i) all of its full service peers in 2021 and (ii) the simple average of its full service peers from 2017 through 2022. The Company's anticipated outperformance is based on the simple averages of: (i) the estimated changes in Adjusted Earnings per share and Adjusted EBITDA for all the peers in full year 2023 and (ii) the estimated changes in revenues, Adjusted Earnings per share, and Adjusted EBITDA for all the peers in the fourth quarter of 2023. The peer estimates are based on the FactSet consensus as of October 31, 2023. Newmark's expected change for these same metrics is based on the mid-point of its updated fourth quarter and full year 2023 outlook.
Recent Acquisitions and Hires
The Company expects to produce more than $325 million of incremental and annualized revenues in a 12-month period starting sometime after 2023 assuming that: (i) Gerald Eve LLP ("Gerald Eve") generates total revenues at least consistent with the £96.1 million of total revenues it recorded for fiscal year 2022, (ii) there is no meaningful change in the relevant exchange rate, and (iii) the professionals Newmark hired in the first nine months of 2023 fully ramp up to generate over $200 million annually. See the accompanying quarterly investor presentation on Newmark's investor relations website for more on this hypothetical scenario.
On March 10, 2023, the Company acquired London-based real estate advisory firm, Gerald Eve, which operates from nine U.K. offices across multiple business lines and property types. The firm generated a majority of its £96.1 million in fiscal year 2022 total revenues from management services, and has particular strength in capital markets, corporate real estate advisory, planning and development, tenant representation, landlord (or agency) leasing, and valuation. For the trailing twelve months ended March 31, 2023, RCA ranked Gerald Eve at number three for U.K. industrial investment sales. Newmark also announced the acquisitions of three other companies in the second quarter of 2022. Together, these companies contributed revenues to Newmark's management services, leasing, and investment sales businesses.
In the first quarter of 2023, Newmark purchased the approximately 49% of Spring11 that it did not already own, having held a controlling stake since 2017. Spring11 provides commercial real estate due diligence, consulting, asset management and limited servicing, as well as advisory services to a variety of clients, including lenders, investment banks and investors, and 100% of its revenues are recorded as part of “Management services”.
For more information on these acquisitions, please see the Company's most recent Annual Report on Form 10-K, its forthcoming Quarterly Report on Form 10-Q, and the following the press releases on its website: "Newmark Acquires Top UK-Based Real Estate Advisory Firm Gerald Eve", "Newmark Acquires Esteemed Boston-Based Firm McCall & Almy", "Newmark Acquires Premier London Capital Markets and Leasing Real Estate Advisory Firm, BH2", and "Newmark Acquires Renowned North American Retail Advisory Business, Open Realty".
For additional information about key hires in 2023, see the Company's investor relations website for press releases including "Newmark Launches Data Center and Digital Infrastructure Capital Markets Business, Attracts Top Talent", "Newmark Hires Norm Taylor as President for Canada", "Newmark Hires Accomplished Industrial Expert Jack Fraker, Fortifying Global Capital Markets Practice", "Newmark Lands Leading U.S. Capital Markets Team", and "Newmark Appoints Chris Carver as Head of Asia-Pacific for its Valuation & Advisory Practice", as well as more than 30 other year-to-date releases and/or articles with respect to new hires in the "Media" section of Newmark's main website.
Cash Generated by the Business
Cash generated by the business means "Net cash provided by (used in) operating activities excluding loan originations and sales", before the impact of cash used for employee loans (which Newmark considers to be a form of investment, but which is recorded as part of operating cash flow) and the impact of cash used with respect to the 2021 Equity Event. For more information, see the section of the Company's most recent quarterly supplemental Excel tables titled "Details of Certain Components Of ‘Net Cash Provided By (Used In) Operating Activities’".
Newmark and Industry Volumes
Newmark’s investment sales figures include investment sales and equity raising transactions, while mortgage brokerage figures include the Company’s debt placement transactions, all measured in notional terms. Volumes from the Company's investment

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sales and mortgage brokerage transactions may together be referred to as "capital markets". Fannie Mae and Freddie Mac together are also called the "government-sponsored enterprises" or "GSEs", while the Federal Housing Administration is also called the "FHA." Volumes for Newmark's mortgage brokerage and GSE/FHA originations businesses together may be referred to as "total debt".
The Company calculates its notional GSE/FHA origination volumes based on when loans are rate locked, which is consistent with how certain revenues are recorded as part of "Commercial mortgage origination, net”. The Company’s mix of GSE/FHA originations, and therefore revenues, can vary depending on the size of loans, as well by the categories of loans with respect to the FHA, Freddie Mac, and different Fannie Mae structures. The notional volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or estimates from the Mortgage Bankers’ Association ("MBA") by 30 to 45 days. Newmark generally calculates its GSE market share based on delivery for enhanced comparability.
Any overall industry investment sales market share and volume data discussed herein are preliminary and from MSCI Real Capital Analytics ("RCA") and/or Newmark Research, while any GSE data is from Fannie Mae, Freddie Mac, the MBA, and/or Newmark Research. Any other U.S. industry debt volumes are from the MBA, RCA, Trepp, and/or Newmark Research.
RCA's preliminary U.S. investment sales figures indicate that Newmark outperformed the industry by approximately 19 percentage points in in the third quarter of 2023, as industry volumes declined by 53% year-on-year while Newmark's U.S. were down by 34%. Over the same period, the Company's total debt volumes declined by 43% while Newmark Research estimates that overall U.S. commercial and multifamily originations may have declined by as much as 51%, based on their analysis of preliminary RCA lending data.12
Costar's recent analysis of new office leases estimate that the past four quarters are down 17% compared with pre-pandemic levels on a square foot basis. Based on their analysis of CoStar data, Wolfe Research estimates that overall U.S. leasing volumes and U.S. office leasing volumes were down by approximately 21% and 23% year-on-year, respectively, in the third quarter of 2023.
Please see the accompanying supplemental Excel tables and quarterly results presentation on the Company's investor relations website for more information with respect to volumes for Newmark and/or the industry.
Other Industry Data
According to RCA, the amount of U.S. distressed commercial and multifamily real estate assets was $79.7 billion at the end of September 2023, which was an increase of 11% compared with three months earlier. The amount of potentially distressed assets was $215.7 billion, at the end of September 2023, which was an increase of 33% compared with three months earlier.
Preqin estimated that there was $406 billion of investible dry powder held by global closed-end funds at real estate-focused institutions as of October 23, 2023. This is in addition to the significant amount of real estate assets held by other types of investors and owners. According to the most recent data from MSCI, the overall size of the professionally managed global real estate investment market was $13.3 trillion in 2022, while the size of the overall investible market was $19.5 trillion. In addition, approximately $2.6 trillion of commercial and multifamily debt needs to be refinanced between 2023 and 2027, with approximately $1.9 trillion of this due in 2023 through 2025. Any industry outstanding debt figures discussed are for the U.S. only and are from Newmark Research, the MBA, Trepp LLC, and/or RCA.
Recent Highlights
For more on the recent highlights mentioned at the beginning of this document, please see: (i) the press release from Public Storage titled "Public Storage Announces Closing of Simply Self Storage Acquisition" and the Newmark press release titled "Newmark Advised Blackstone Real Estate Income Trust, Inc. on the $2.2 Billion Sale of Simply Self Storage", (ii) the announcements on the FDIC website called "SIGF-23 Sale Announcement $18.5 Billion All Cash Loan Sale" and "SIGCRE-23 Sale Announcement $33.22 Billion Commercial Real Estate Loan Portfolio", (iii) the Newmark press release titled "Newmark Closes $420 Million Senior Unsecured Delayed Draw Term Loan to Repay Senior Notes"; (iv) the Newmark press release titled "Newmark Secures $500M Investment on Behalf of Cold Storage Company, Envision"; and (v) the article titled "Newmark closes sale-leaseback of nine-property industrial portfolio".
Other Items
Throughout this document, certain other reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated total revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. Decreases in losses may be shown as positive percentage changes in the financial tables. Changes from negative figures to positive figures may be calculated using absolute values, resulting in positive percentage changes in the tables.
12 Newmark’s total debt for all periods discussed are only generated in the Americas. Its Americas volumes are overwhelmingly generated in the U.S. RCA volumes include the large majority the industry's volumes for transactions of over $2.5 million. RCA figures are often revised upwards over time, as they capture a greater percentage of transactions. While the paragraph only discusses RCA U.S. volumes for Newmark and the industry, the Company's overall investment sales volumes and revenues shown elsewhere may also reflect certain international operations.

7

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	September 30,	December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$143,343	$233,016
Restricted cash	89,932	79,936
Marketable securities	239	788
Loans held for sale, at fair value	616,420	138,345
Receivables, net	528,884	523,742
Other current assets	106,237	100,188
Total current assets	1,485,055	1,076,015
Goodwill	769,167	705,894
Mortgage servicing rights, net	540,204	568,552
Loans, forgivable loans and other receivables from employees and partners, net	631,776	500,833
Right-of-use assets	605,230	638,592
Fixed assets, net	176,834	155,639
Other intangible assets, net	86,380	80,968
Other assets	140,109	214,266
Total assets	$4,434,755	$3,940,759

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$609,457	$137,406
Accrued compensation	311,526	369,540
Accounts payable, accrued expenses and other liabilities	544,154	511,584
Short-term debt	129,747	547,784
Payables to related parties	2,749	9,745
Total current liabilities	1,597,633	1,576,059
Long-term debt	475,000	—
Right-of-use liabilities	610,161	627,088
Other long-term liabilities	238,256	196,197
Total liabilities	$2,921,050	$2,399,344

Equity:
Total equity (1)	1,513,705	1,541,415
Total liabilities and equity	$4,434,755	$3,940,759

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

8

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2023	2022	2023	2022
Management services, servicing fees and other	$253,749	$222,379	$706,701	$689,183
Leasing and other commissions	203,268	219,903	600,185	631,681
Investment sales	94,707	131,731	244,304	492,898
Commercial mortgage origination, net	64,559	90,633	171,736	284,483
Total revenues	616,283	664,646	1,722,926	2,098,245

Expenses:
Compensation and employee benefits	371,250	388,903	1,046,531	1,198,104
Equity-based compensation and allocations of net income to limited partnership units and FPUs	29,548	44,088	84,805	102,974
Total compensation and employee benefits	400,798	432,991	1,131,336	1,301,078
Operating, administrative and other	140,930	121,382	406,738	395,882
Fees to related parties	6,244	7,301	20,863	20,878
Depreciation and amortization	41,463	44,359	122,327	118,758
Total non-compensation expenses	188,637	173,042	549,928	535,518
Total operating expenses	589,435	606,033	1,681,264	1,836,596

Other income, net:
Other income (loss), net	3,203	(128)	4,118	(101,432)
Total other income (loss), net	3,203	(128)	4,118	(101,432)

Income from operations	30,051	58,485	45,780	160,217
Interest expense, net	(7,542)	(7,281)	(24,727)	(24,074)
Income before income taxes and noncontrolling interests	22,509	51,204	21,053	136,143
Provision for income taxes	8,356	13,294	12,019	35,723
Consolidated net income	14,153	37,910	9,034	100,420

Less: Net income attributable to noncontrolling interests	4,206	9,946	3,007	23,572

Net income available to common stockholders	$9,947	$27,964	$6,027	$76,848

Per share data:
Basic earnings per share
Net income available to common stockholders	$9,947	$27,964	$6,027	$76,848
Basic earnings per share	$0.06	$0.16	$0.03	$0.42
Basic weighted-average shares of common stock outstanding	174,129	177,231	173,549	183,311

Fully diluted earnings per share
Net income for fully diluted shares	$14,075	$37,674	$8,293	$100,483
Fully diluted earnings per share	$0.06	$0.15	$0.03	$0.41
Fully diluted weighted-average shares of common stock outstanding	247,240	243,469	243,882	248,067

Dividends declared per share of common stock	$0.03	$0.03	$0.09	$0.09
Dividends paid per share of common stock	$0.03	$0.03	$0.09	$0.07

9

NEWMARK GROUP, INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$413,540	$(74,299)	$(485,938)	$264,735
Net cash provided by (used in) investing activities	95,314	(22,518)	(38,205)	330,803
Net cash provided by (used in) financing activities	(527,283)	49,193	444,466	(554,500)
Net increase (decrease) in cash and cash equivalents and restricted cash	(18,429)	(47,624)	(79,677)	41,038
Cash and cash equivalents and restricted cash at beginning of period	251,704	355,162	312,952	266,500
Cash and cash equivalents and restricted cash at end of period	$233,275	$307,538	$233,275	$307,538

Net cash provided by (used in) operating activities excluding loan originations and sales (1)	$89,053	$105,465	$(7,313)	$209,386

(1) Includes loans, forgivable loans and other receivables from employees and partners in the amount of $31.8 million and $36.0 million for the three months ended September 30, 2023 and 2022, respectively, and $209.6 million and $100.6 million for the nine months ended September 30, 2023 and 2022, respectively. Excluding these loans, net cash provided by (used in) operating activities excluding loan originations and sales would be $120.8 million and $141.5 million for the three months ended September 30, 2023 and 2022, respectively, and $202.3 million and $310.0 million for the nine months ended September 30, 2023 and 2022, respectively.
The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, to be filed with the Securities and Exchange Commission in the near future.

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NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these and other non-GAAP terms are below.
The Company has made certain clarifications of and/or changes to its non-GAAP measures, including “Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings” that will be applicable for reporting periods beginning with the third quarter of 2023 and thereafter, as described below.
Historically, Adjusted Earnings excluded gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance. To help management and investors best assess Newmark’s underlying operating performance and for the Company to best facilitate strategic planning, beginning with the third quarter of 2023 and thereafter, calculations of Adjusted Earnings will also exclude unaffiliated third-party professional fees and expense related to these items. Newmark has not modified any prior period non-GAAP measures, as it has determined such amounts were immaterial to previously reported results.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as well as certain gains and charges that management believes do not best reflect the underlying operating performance of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
–Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common stock or partnership units with a capital account may be funded by the redemption of preferred units such as PPSUs.
–Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. The Company believes that this is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
–GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
–Charges related to amortization of restricted stock units (“RSUs”), limited partnership units, restricted stock awards, other equity-based awards.
–Charges related to grants of equity awards, including common stock, RSUs, restricted stock awards, or partnership units with capital accounts.
–Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

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The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units, RSUs, restricted stock, as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units (other than preferred units) are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA. OMSRs represent the fair value of expected net future cash flows from servicing recognized at commitment, net.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA
Newmark does not view the cash GAAP compensation charges related to 2021 Equity Event (the "Impact of the 2021 Equity Event") as being reflective of its ongoing operations. These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These had been recorded as expenses based on Newmark's previous non-GAAP definitions, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
–But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA and would also have resulted in higher fully diluted share counts, all else equal.
–Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
–There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes GAAP gains or charges related to the following:
–Non-cash amortization of intangibles with respect to acquisitions.
–Other acquisition-related costs, including unaffiliated third-party professional fees and expenses.
–Resolutions of non-recurring, exceptional or unusual gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance, including related unaffiliated third-party professional fees and expenses.
–Non-cash gains attributable to OMSRs.
–Non-cash amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill, and/or intangible assets created from acquisitions.

12

Calculation of Other income (loss) for Adjusted Earnings and Adjusted EBITDA
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may in some periods include:
–Unusual, non-ordinary or non-recurring gains or charges.
–Non-cash GAAP asset impairment charges.
–Gains or losses on divestitures.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the payments from Nasdaq, Inc. (“Nasdaq”), in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”).
–Mark-to-market adjustments for non-marketable investments.
–Certain other non-cash, non-dilutive, and/or non-economic items.
Due to Nasdaq’s sale of its U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other income (loss) for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items from relevant periods. These items may collectively be referred to as the "Impact of Nasdaq".
–Realized gains related to the accelerated receipt on June 25, 2021, of Nasdaq shares.
–Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the Nasdaq Forwards. This item was historically excluded under the previous non-GAAP definitions.
–Other items related to the Earn-out.
Newmark's calculations of non-GAAP “Other income (loss)” for certain prior periods includes dividend income on its Nasdaq shares, as these dividends contributed to cash flow and were generally correlated to Newmark's interest expense on short term borrowing against such shares. As Newmark sold 100% of these shares between the third quarter of 2021 and the first quarter of 2022, both its interest expense and dividend income declined accordingly.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP Income (loss) before income taxes and noncontrolling interests and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, changes in the value of RSUs and/or restricted stock awards between the date of grant and the date the award vests, variations in the value of certain deferred tax assets and liabilities, and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

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Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:
–The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
–The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax ,when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table of this document and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings.”
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations.
Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business and to make decisions with respect to the Company’s operations. The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled "Reconciliation of GAAP Net Income to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
–Net income (loss) attributable to noncontrolling interest.
–Provision (benefit) for income taxes.
–OMSR revenue.
–MSR amortization.
–Compensation charges related to OMSRs.
–Fixed asset depreciation and intangible asset amortization.
–Equity-based compensation and allocations of net income to limited partnership units and FPUs.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

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–Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the Nasdaq Forwards, as well as mark-to-market adjustments for non-marketable investments.
–Interest expense.
–The Impact of Nasdaq and the Impact of the 2021 Equity Event, (together, the "Impact of Nasdaq and the 2021 Equity Event"), which are defined above.
MANAGEMENT RATIONALE FOR USING ADJUSTED EBITDA
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
–Certain equity-based compensation charges that may be determined at the discretion of management .
–Unusual, non-ordinary, or non-recurring items.
–The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
–Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
–Acquisitions, dispositions, and/or resolutions of litigation, disputes, investigations, enforcement matters, or similar items, which are fluid and unpredictable in nature.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP net income (loss) available to common stockholders	$9,947	$27,964	$6,027	$76,848
Provision (benefit) for income taxes (1)	8,356	13,294	12,019	35,723
Net income (loss) attributable to noncontrolling interests (2)	4,206	9,946	3,007	23,572
GAAP income (loss) before income taxes and noncontrolling interests	$22,509	$51,204	$21,053	$136,143

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	29,548	44,088	84,805	102,974
Other compensation adjustments (4)	2,953	469	3,863	2,492
Total Compensation adjustments	32,501	44,557	88,668	105,466

Non-Compensation adjustments:
Amortization of intangibles (5)	4,590	3,471	12,627	10,911
MSR amortization (6)	26,706	28,703	80,795	80,499
Other non-compensation adjustments (7)	10,016	4,929	13,733	10,425
Total Non-Compensation expense adjustments	41,312	37,103	107,155	101,835

Non-cash adjustment for OMSR revenue (8)	(20,997)	(27,386)	(58,142)	(88,357)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items and Nasdaq (9)	2,460	284	10,175	101,779
Total Other (income) loss, net	2,460	284	10,175	101,779

Total pre-tax adjustments	55,276	54,558	147,856	220,723

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$77,785	$105,762	$168,909	$356,866

GAAP net income available to common stockholders	$9,947	$27,964	$6,027	$76,848
Allocations of net income to noncontrolling interests (10)	4,498	9,308	4,427	23,011
Total pre-tax adjustments (from above)	55,276	54,558	147,856	220,723
Income tax adjustment to reflect Adjusted Earnings taxes (1)	(3,830)	(6,815)	(13,927)	(32,095)

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$65,891	$85,016	$144,383	$288,486
Per Share Data:
GAAP fully diluted earnings per share	$0.06	$0.15	$0.03	$0.41

Allocation of net income to noncontrolling interests	—	—	0.01	—
Total pre-tax adjustments (from above)	0.22	0.22	0.61	0.89
Income tax adjustment to reflect adjusted earnings taxes	(0.02)	(0.03)	(0.06)	(0.13)
Other	0.01	0.01	—	(0.01)

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.27	$0.35	$0.59	$1.16
Pre-tax adjusted earnings per share	$0.31	$0.43	$0.69	$1.44
Fully diluted weighted-average shares of common stock outstanding	247,240	243,469	243,882	248,067

Notes to the above table:

(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP provision for income taxes	$8.4	$13.3	$12.0	$35.7
Income tax adjustment to reflect Adjusted Earnings	3.8	6.8	13.9	32.1
Provision for income taxes for Adjusted Earnings	$12.2	$20.1	$25.9	$67.8
(2) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Issuance of common stock and exchangeability expenses	$19.1	$33.3	$53.6	$69.2
Allocations of net income (loss)	3.1	4.8	3.4	12.8
Limited partnership units amortization	1.5	0.2	9.8	5.2
RSU Amortization Expense	5.8	5.7	18	15.8
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$29.5	$44.0	$84.8	$103.0

(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $0.4 million and $0.0 million for the three months ended September 30, 2023 and 2022, respectively, and $1.9 million and $0.0 million for the nine months ended September 30, 2023 and 2022, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $2.5 million and $0.5 million for the three months ended September 30, 2023 and 2022, respectively, and $2.0 million and $2.5 million for the nine months ended September 30, 2023 and 2022, respectively.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) Includes asset impairments of $3.1 million and $2.5 million for the three months ended September 30, 2023 and 2022, respectively, and $7.7 million and $3.8 million for the nine months ended September 30, 2023 and 2022, respectively. For the three months and nine months ended September 30, 2023, this also includes legal settlements of $2.8 million and proceeds from settlement of litigation for $1.6 million, respectively. Of the $2.8 million legal settlements during the three months ended September 30, 2023, $0.8 million related to unaffiliated third party professional fees and expenses related to legal matters. These items are excluded from Adjusted Earnings Calculations beginning with the third quarter of 2023. Also includes $23 thousand and $0.0 million of acquisition costs for the three months ended September 30, 2023 and 2022, respectively, and $2.0 million and ($0.3) million for the nine months ended September 30, 2023 and 2022, respectively.
(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.
(9) The components of non-cash, non-dilutive, non-economic items are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Nasdaq Impact	$—	$—	$—	$87.5
Loss from the disposition of assets	2.4	—	8.7	—
Unrealized loss on marketable securities	0.1	0.3	0.5	0.3
Loss on non-marketable securities	—	—	1.0	14.0
	$2.5	$0.3	$10.2	$101.8
(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP net income available to common stockholders	$9,947	$27,964	$6,027	$76,848
Adjustments:
Net income attributable to noncontrolling interests (1)	4,206	9,946	3,007	23,572
Provision for income taxes	8,356	13,294	12,019	35,723
OMSR revenue (2)	(20,997)	(27,386)	(58,142)	(88,357)
MSR amortization (3)	26,706	28,703	80,795	80,499
Other depreciation and amortization (4)	14,757	15,655	41,532	38,259
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	29,548	44,088	84,805	102,974
Other adjustments (6)	9,150	81	14,863	7,492
Other non-cash, non-dilutive, non-economic items and Nasdaq (7)	2,460	284	10,175	101,468
Interest expense	12,156	9,877	37,029	29,994
Adjusted EBITDA ("AEBITDA")	$96,289	$122,506	$232,110	$408,472
(1) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation and impairment of $10.2 million and $12.2 million for the three months ended September 30, 2023 and 2022, respectively, and $28.0 million and $27.3 million for the nine months ended September 30, 2023 and 2022, respectively. Also includes intangible asset amortization related to acquisitions of $4.6 million and $3.5 million for the three months ended September 30, 2023 and 2022, respectively, and $12.6 million and $10.9 million for the nine months ended September 30, 2023 and 2022, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Severance charges	$0.4	$—	$1.9	$—
Assets impairment not considered a part of ongoing operations	6.2	(0.4)	11.0	5.0
Commission charges related to non-GAAP gains attributable to OMSR revenues and others	2.5	0.5	2.0	2.5
	$9.1	$0.1	$14.9	$7.5
(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, non-economic items.

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Common stock outstanding	174,129	177,231	173,549	183,311
Limited partnership units	43,163	33,742	40,653	30,947
Cantor units	24,875	24,663	24,754	24,648
Founding partner units	3,087	3,097	3,251	3,303
RSUs	1,463	2,604	1,193	3,809
Other	524	2,132	482	2,048

Fully diluted weighted-average share count for GAAP	247,241	243,469	243,882	248,067

Adjusted Earnings Adjustments:
Common stock outstanding	—	—	—	—
Limited partnership units	—	—	—	—
Cantor units	—	—	—	—
Founding partner units	—	—	—	—
RSUs	—	—	—	—
Other	—	—	—	—

Fully diluted weighted-average share count for Adjusted Earnings	247,241	243,469	243,882	248,067

___________________________________________________________________________________________________________________________________

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	September 30,	December 31,
	2023	2022
Cash and cash equivalents	$143,343	$233,016
Marketable securities	239	788
Total (1)	$143,582	$233,804

(1) In addition to the total Liquidity figures shown above, Newmark's undrawn amount on the Credit Facility was $545.0 million and $600.0 million as of September 30, 2023 and December 31, 2022, respectively.

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NEWMARK GROUP, INC.
Other Income (Loss)
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Nasdaq Impact	$—	$—	$—	$(87.4)
Mark-to-market gains (losses) on non-marketable investments, net	—	—	—	(13.9)
Other items, net	3.2	(0.1)	4.1	(0.1)
Other income (loss), net under GAAP	3.2	(0.1)	4.1	(101.4)
To reconcile from GAAP other income (loss), exclude:
Nasdaq Impact	—	—	—	87.6
Mark-to-market (gains) losses on non-marketable investments, net	—	—	—	13.9
Other items, net	2.5	0.3	10.2	0.3
Other income, net for Pre-tax Adjusted Earnings and Adjusted EBITDA	5.7	0.2	14.3	0.3
Newmark's Other income (loss), net under GAAP includes equity method investments that represent Newmark's pro rata share of net gains or losses and mark-to-market gains or losses on non-marketable investments. In the first nine months of 2023, the difference between GAAP and non-GAAP other income was due to net realized and unrealized losses on investments. In the first nine months of 2022, the difference also included primarily unrealized losses with respect to the Nasdaq shares the Company received in 2021, which it sold between July of 2021 and March of 2022.

NEWMARK GROUP, INC.
Reconciliation of GAAP pre-tax income to GAAP pre-tax income excluding other income
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP income before income taxes and noncontrolling interests ("GAAP pre-tax income")	$22,509	$51,204	$21,053	$136,143
Less: Other (income) loss (including the Impact of Nasdaq)	(3,203)	128	(4,118)	101,432
GAAP pre-tax income excluding other income	$19,306	$51,332	$16,935	$237,575

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ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. For the year ending December 31, 2022, Newmark generated revenues of approximately $2.7 billion. As of September 30, 2023, Newmark’s company-owned offices, together with its business partners, operate from approximately 170 offices with 7,400 professionals around the world. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company's business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
MEDIA CONTACT:
Deb Bergman
+1 303-260-4307

INVESTOR CONTACTS:
Jason McGruder
John Brennan
+1 212-829-7124

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